SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 30, 2011

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

The information set forth under Item 1.02 of this Current Report on Form 8-K with respect to the Termination Agreement is incorporated by reference in response to this Item 1.01. A copy of the Termination Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02.         Termination of a Material Definitive Agreement.

On December 30, 2011,  New York Mortgage Trust, Inc. (the “Company”), together with two of its wholly-owned subsidiaries, Hypotheca Capital, LLC (“HC”) and New York Mortgage Funding, LLC (“NYMF,” and together with the Company and HC, the “NYMT Companies”), entered into a Notice of Termination and Letter Agreement (the “Termination Agreement”) with Harvest Capital Strategies LLC (“HCS”).  Pursuant to the Termination Agreement, the NYMT Companies and HCS agreed that the Amended and Restated Advisory Agreement, dated as of July 26, 2010, between the NYMT Companies and HCS (the “Advisory Agreement”) will terminate on December 31, 2011 (the “Effective Termination Date”), with HCS agreeing to waive the 180-day advance notice requirement provided in the Advisory Agreement. In addition, the NYMT Companies and HCS agree that, in consideration of the termination of the Advisory Agreement, the NYMT Companies will collectively pay to HCS a termination fee equal to $2,235,000 (the “Agreed Fee”), which fee is the sum of (a) the termination fee provided in Section 13(b) of the Advisory Agreement and (b) $500,000, which represents the fees that otherwise would have been payable through the end of the term of the Advisory Agreement. The Agreed Fee will be paid to HCS by the NYMT Companies in three separate installments with the first installment of $1,735,000 payable on December 30, 2011, and the final two installments of $250,000 payable on March 31, 2012 and on the date the transitional consulting services referred to below are terminated by the Company.

In connection with the payment of the Agreed Fee, HCS has agreed to provide transitional consulting services to the Company related to finance, capital markets, investment and other strategic activities of the Company. The transitional consulting services will terminate effective upon the earlier of (i) the day immediately prior to the Company’s annual stockholders’ meeting in May or June 2012 (the “2012 Annual Meeting”) or (ii) a majority vote of the independent directors of the Company to terminate such transitional consulting services. As part of the transitional consulting services to be provided by HCS, James J. Fowler, an employee of HCS and the current Chairman of the Company’s Board of Directors, has agreed to continue to serve as a director and Chairman of the Company’s Board of Directors until the earlier of (a) the 2012 NYMT Annual Meeting, (b) his successor is duly qualified and appointed by the NYMT Board of Directors or (c) he determines that his resignation is legally or for regulatory reasons advisable or appropriate under the circumstances. The Company expects to commence its search for a director to fill the opening that will be created upon Mr. Fowler’s departure during the first quarter of 2012.

Pursuant to the terms of the Advisory Agreement, following the Effective Termination Date, the Company will continue to pay incentive compensation to HCS with respect to all assets of the Company that were managed by HCS (the “Incentive Tail Assets”) until such time as such Incentive Tail Assets are disposed of by the Company or mature. As of September 30, 2011, HCS managed approximately $36.7 million of assets under the terms of the Advisory Agreement. The Company disclosed the material terms of the Advisory Agreement and filed the Advisory Agreement as Exhibit 10.1 in its Current Report on Form 8-K filed on July 28, 2010 (the “Prior 8-K”). The information disclosed under Item 1.01 in the Prior 8-K is incorporated by reference herein.

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain
   Officers.

The information set forth under Item 1.02 of this Current Report on Form 8-K is incorporated by reference in response to this Item 5.02.

Item 7.01.         Regulation FD Disclosure.

On December 30, 2011, the Company issued a press release regarding the termination of the Advisory Agreement, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01.         Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibit is being filed herewith this Current Report on Form 8-K.

10.1
Notice of Termination and Letter Agreement, by and among New York Mortgage Trust, Inc., Hypotheca Capital, LLC, New York Mortgage Funding, LLC and Harvest Capital Strategies LLC, dated as of December 30, 2011.

99.1	Press release dated as of December 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC.
(Registrant)

Date: December 30, 2011	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit                                Description

10.1
Notice of Termination and Letter Agreement, by and among New York Mortgage Trust, Inc.,
Hypotheca Capital, LLC, New York Mortgage Funding, LLC and Harvest Capital Strategies LLC,
dated as of December 30, 2011.

99.1	Press release dated as of December 30, 2011.

2